Exhibit 99.1

PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4110	April 30, 2014
No. 1341

Coherent, Inc. Reports Second Fiscal Quarter Results

SANTA CLARA, CA, April 30, 2014 -- Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its second fiscal quarter ended March 29, 2014.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
	March 29, 2014	December 28, 2013	March 30, 2013	March 29, 2014	March 30, 2013
GAAP Results
(in millions except per share data)
Bookings	$261.8	$201.5	$201.8	$463.3	$377.8
Net sales	$199.2	$193.6	$200.1	$392.8	$383.3
Net income	$15.3	$11.7	$15.0	$27.0	$29.2
Diluted EPS	$0.61	$0.47	$0.61	$1.08	$1.20

Non-GAAP Results
(in millions except per share data)
Net income	$20.4	$17.1	$20.7	$37.5	$39.3
Diluted EPS	$0.82	$0.68	$0.84	$1.50	$1.61

SECOND FISCAL QUARTER DETAILS

For the second fiscal quarter ended March 29, 2014, Coherent announced net sales of $199.2 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $15.3 million, or $0.61 per diluted share. These results compare to net sales of $200.1 million and net income of $15.0 million, or $0.61 per diluted share, for the second quarter of fiscal 2013.

Non-GAAP net income for the second quarter of fiscal 2014 was $20.4 million, or $0.82 per diluted share. Non-GAAP net income for the second quarter of fiscal 2013 was $20.7 million, or $0.84 per diluted share. Beginning in the second quarter of fiscal 2013, the company revised its presentation of non-GAAP net income and non-GAAP diluted EPS for all periods presented to exclude the effect of intangibles amortization and inventory step up costs. For a complete overview of the differences between GAAP and non-GAAP results, please see the reconciliation table included at the end of this release.

Exhibit 99.1

Net sales for the first quarter of fiscal 2014 were $193.6 million and net income, on a GAAP basis, was $11.7 million, or $0.47 per diluted share. Non-GAAP net income for the first quarter of fiscal 2014 was $17.1 million, or $0.68 per diluted share.

Bookings received during the second fiscal quarter ended March 29, 2014 of $261.8 million increased 29.7% from $201.8 million in the same prior year period and increased by 30.0% compared to bookings of $201.5 million in the immediately preceding quarter. The book-to-bill ratio was 1.31, and ending backlog expected to ship in the next 12 months was $308.5 million at March 29, 2014, compared to a backlog of $285.9 million at December 28, 2013 and a backlog of $333.0 million at March 30, 2013. Backlog as of March 29, 2014 includes $58.0 million related to the large flat panel display annealing laser order received in January 2014.

“Coherent delivered solid results for the second fiscal quarter.  Overall demand, especially within microelectronics, is improving. The flat panel display (FPD) market is robust. During April, we received a number of FPD system orders in addition to the large order received in the second fiscal quarter. These systems will begin to ship in our fourth fiscal quarter and continue into fiscal 2015. We see a number of opportunities for our glass and sapphire cutting products as several device manufacturers are moving towards deployment. Like the FPD systems, we expect these cutting opportunities to contribute to revenues in our fourth fiscal quarter and into next year. The advanced packaging (API) market was weak in the second fiscal quarter and we expect API to remain soft before orders begin to recover in the fourth fiscal quarter. The combined delivery requirements result in our overall third fiscal quarter revenues being similar to the second quarter. We expect that our fourth fiscal quarter revenues will increase by roughly 10% over the second fiscal quarter of 2014, leading to a meaningful step-up in operating income and EPS,” said John Ambroseo, Coherent’s President and Chief Executive Officer.

Coherent ended the quarter with cash, cash equivalents and short term investments of $283.5 million, an increase of $9.8 million from cash, cash equivalents and short term investments of $273.7 million at December 28, 2013.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company's website at http://www.coherent.com/Investors/. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on the company's website. A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Exhibit 99.1

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Six Months Ended
	March 29, 2014	December 28, 2013	March 30, 2013	March 29, 2014	March 30, 2013

Net Sales	$199,222	$193,556	$200,058	$392,778	$383,260
Cost of sales(A)(B)(C)(D)	118,557	116,010	123,727	234,567	229,294
Gross profit	80,665	77,546	76,331	158,211	153,966
Operating expenses:
Research & development(A)(B)	20,413	20,937	20,146	41,350	39,447
Selling, general & administrative(A)(B)	39,296	39,891	37,346	79,187	74,328
Intangibles amortization(C)	916	934	1,942	1,850	2,796
Total operating expenses	60,625	61,762	59,434	122,387	116,571
Income from operations	20,040	15,784	16,897	35,824	37,395
Other income (expense), net(B)	1,040	(220)	1,295	820	(142)
Income before income taxes	21,080	15,564	18,192	36,644	37,253
Provision for income taxes(E)	5,773	3,861	3,190	9,634	8,098
Net income	$15,307	$11,703	$15,002	$27,010	$29,155

Net income per share:
Basic	$0.62	$0.48	$0.62	$1.10	$1.22
Diluted	$0.61	$0.47	$0.61	$1.08	$1.20

Shares used in computations:
Basic	24,782	24,542	24,085	24,662	23,928
Diluted	25,044	24,915	24,475	24,980	24,348

(A)	Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

Stock-related compensation expense	Three Months Ended			Six Months Ended
	March 29, 2014	December 28, 2013	March 30, 2013	March 29, 2014	March 30, 2013
Cost of sales	$648	$538	$594	$1,186	$1,029
Research & development	500	522	467	1,022	943
Selling, general & administrative	3,524	3,808	3,581	7,332	7,664
Impact on income from operations	$4,672	$4,868	$4,642	$9,540	$9,636

For the quarters ended March 29, 2014, December 28, 2013 and March 30, 2013, the impact on net income, net of tax was $3,346 ($0.13 per diluted share), $3,529 ($0.14 per diluted share) and $3,497 ($0.14 per diluted share), respectively. For the six months ended March 29, 2014 and March 30, 2013, the impact on net income, net of tax was $6,875 ($0.28 per diluted share) and $7,008 ($0.29 per diluted share), respectively.

Exhibit 99.1

(B)
Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net. Deferred compensation expense (benefit) included in operating results is summarized below:

Deferred compensation expense (benefit)	Three Months Ended			Six Months Ended
	March 29, 2014	December 28, 2013	March 30, 2013	March 29, 2014	March 30, 2013
Cost of sales	$29	$68	$37	$97	$51
Research & development	123	296	149	419	211
Selling, general & administrative	746	1,823	1,066	2,569	1,492
Impact on income from operations	$898	$2,187	$1,252	$3,085	$1,754

For the quarters ended March 29, 2014, December 28, 2013 and March 30, 2013, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $1,291, income of $1,877 and income of $983, respectively. For the six months ended March 29, 2014 and March 30, 2013, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $3,167 and income of $1,277, respectively.

(C)
For the quarters ended March 29, 2014, December 28, 2013 and March 30, 2013, the impact of amortization of intangibles expense was $2,434 ($1,763 net of tax ($0.07 per diluted share)), $2,445 ($1,823 net of tax ($0.07 per diluted share)) and $3,408 ($2,775 net of tax ($0.11 per diluted share)), respectively. For the six months ended March 29, 2014 and March 30, 2013, the impact of amortization of intangibles expense was $4,879 ($3,586 net of tax ($0.14 per diluted share)) and $4,589 ($3,642 net of tax ($0.15 per diluted share)), respectively.

(D)
For the three and six months ended March 30, 2013, the impact on net income of our inventory step up costs related to our recent acquisitions, was $1,130 ($791 net of tax ($0.03 per diluted share)) and $1,222 ($855 net of tax ($0.04 per diluted share)), respectively.

(E)	The three and six months ended March 30, 2013 included $1,398 ($0.06 per diluted share) benefit from the renewal of the R&D tax credit for fiscal 2012.

Exhibit 99.1

Summarized balance sheet information is as follows (unaudited, in thousands):

	March 29, 2014	September 28, 2013
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$283,468	$250,110
Accounts receivable, net	137,470	136,759
Inventories	176,462	168,067
Prepaid expenses and other assets	74,836	74,290
Total current assets	672,236	629,226
Property and equipment, net	114,146	114,333
Other assets	222,332	222,919
Total assets	$1,008,714	$966,478

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$—	$2
Accounts payable	33,708	36,565
Other current liabilities	111,818	109,261
Total current liabilities	145,526	145,828
Other long-term liabilities	64,702	62,132
Total stockholders’ equity	798,486	758,518
Total liabilities and stockholders’ equity	$1,008,714	$966,478

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended			Six Months Ended
	March 29, 2014	December 28, 2013	March 30, 2013	March 29, 2014	March 30, 2013
GAAP net income	$15,307	$11,703	$15,002	$27,010	$29,155
Stock-related compensation expense	3,346	3,529	3,497	6,875	7,008
Intangibles amortization	1,763	1,823	2,775	3,586	3,642
Inventory step-up	—	—	791	—	855
Non-recurring tax expense (release) items	—	—	(1,398)	—	(1,398)
Non-GAAP net income	$20,416	$17,055	$20,667	$37,471	$39,262

Non-GAAP net income per diluted share	$0.82	$0.68	$0.84	$1.50	$1.61

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to the Company’s long-term outlook, the timing for shipments of the Company’s products, the timing of the deployment of our customers’ products and the use of our products therein, the timing for a recovery of customer orders in the API market, the third and fourth fiscal quarter revenues for the Company and the trends thereof and the timing of and the Company’s ability to increase operating income and earnings per share. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to

Exhibit 99.1

differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, growth in demand for our products, growth in demand for the Company's products (particularly in the FPD and API markets), the worldwide demand for flat panel displays, the demand for and use of the Company’s products in commercial applications, our successful implementation of our customer design wins, our and our customers’ exposure to risks associated with worldwide economic conditions, the mix and pricing of our products, our ability to control expenses, the ability of our customers to forecast their own end markets, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, continued timely availability of products and materials from our suppliers, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, our ability to forecast and meet our expenses, worldwide government economic policies and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4110. For more information about Coherent, visit the Company's Web site at http://www.coherent.com/ for product and financial updates.
5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California 95056–0980 . Telephone (408) 764-4000